EXHIBIT 5.1

Pillsbury Winthrop Shaw Pittman LLP

2550 Hanover Street

Palo Alto, CA 94304

March 31, 2021

Coursera, Inc.

381 E. Evelyn Ave.

Mountain View, California 94041

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We are acting as counsel for Coursera, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) relating to the registration under the Securities Act of 1933 (the “Act”) of 53,673,834 shares of the Company’s common stock, $0.00001 par value per share (the “Shares”), issuable pursuant to the Company’s 2014 Executive Stock Incentive Plan, Stock Incentive Plan, 2021 Stock Incentive Plan and 2021 Employee Stock Purchase Plan (collectively, the “Plans”).

We have reviewed and are familiar with such corporate proceedings and other matters as we have considered relevant or necessary for the opinions expressed in this letter. Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and sold in accordance with the Plans, will be validly issued, fully paid and nonassessable. The opinions set forth in this letter are limited to the General Corporation Law of the State of Delaware, as in effect on the date hereof.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Pillsbury Winthrop Shaw Pittman LLP